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                                                                    Exhibit 12.1

                          ESSEX PROPERTY TRUST, INC.
        Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                     (Dollars in thousands, except ratios)

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                                                                        Years ended December 31
                                                  2000           1999           1998           1997            1996
                                                  ----           ----           ----           ----            ----
Earnings:
 Income before minority interests
      and extraordinary item                    $68,222        $61,616        $40,600        $34,146         $  14,970
  Interest expense                               30,384         21,268         19,374         12,659            11,442
  Amortization of deferred financing costs          639            566            718            509               639
                                                -------        -------        -------        -------         ---------
  Total earnings                                $99,245        $83,450        $60,692        $47,314         $  27,051
                                                =======        =======        =======        =======         =========


Fixed charges:
  Interest expense                              $30,384        $21,268        $19,374        $12,659         $  11,442
  Amortization of deferred financing costs          639            566            718            509               639
  Capitalized interest                            2,906          5,172          3,494          1,276               115
  Convertible preferred stock dividends             246          1,333          3,500          2,681               635
  Perpetual preferred unit distributions         18,319         12,238          5,595              -                 -
                                                -------        -------        -------        -------         ---------
  Total fixed charges and preferred
    stock dividends                             $52,494        $40,577        $32,681        $17,125         $  12,831
                                                =======        =======        =======        =======         =========
Ratio of earnings to fixed charges
  (excluding preferred stock dividends)            2.93X          3.09X          2.57X          3.28X             2.22X
                                                =======        =======        =======        =======         =========

Ratio of earnings to combined fixed
  charges and preferred dividends                  1.89X          2.06X          1.86X          2.76X             2.11X
                                                =======        =======        =======        =======         =========
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